INTRENET, INC.



              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD JUNE 2, 1995





     The annual meeting of shareholders of Intrenet, Inc. will be held at 270 Park Avenue, Third Floor Auditorium, New York, New
  York, on Friday, June 2, 1995, at 11:00 a.m., New York City time, for the following purposes:

       (1) To elect nine directors to serve until the next annual meeting of shareholders and until their successors are elected and have qualified;

       (2) To approve or disapprove the proposed amendment and restatement of the Company s Articles of Incorporation, which, among other things, change the Company s name to Roadrunner Enterprises, Inc., increase the number of authorized shares of common stock, and provide for a new class of capital stock;

       (3)  To approve or disapprove the appointment of Arthur
     Andersen LLP as auditors for the Company for 1995; and

       (4) To transact such other business as may come before the meeting.

     All shareholders of record at the close of business on March
  31, 1995, will be eligible to vote.

     It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, your proxy will be canceled.





                          Jonathan G. Usher, Secretary

                 (ANNUAL REPORT FILED CONCURRENTLY)

                           INTRENET, INC.
                       400 Technecenter Drive
                        Milford, Ohio  45150

                          PROXY STATEMENT

                   Annual Meeting of Shareholders
                            June 2, 1995

     This statement is being furnished on or about April 28, 1995, in connection with the solicitation by the Board of Directors of Intrenet, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders to be held at 11:00 a.m., New York City time, on Friday, June 2, 1995, at 270 Park Avenue, Third Floor Auditorium, New York, New York, for the purposes set forth in the accompanying Notice.

     At the close of business on March 31, 1995, the record date for the meeting, there were 13,162,178 shares of common stock, without par value, of the Company ("Common Stock") outstanding and entitled to vote at the meeting. On all matters, including the election of directors, each shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it is voted. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. Attendance in person at the meeting by a shareholder will constitute revocation of a proxy, and the shareholder may vote in person.

     Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1 and for the proposals shown as Proposal 2 and Proposal 3. Assuming a quorum is present at the meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting. Approval of Proposal 2 and Proposal 3 is subject to the vote of a greater number of shares favoring the proposal than opposing it, assuming a quorum is present. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals.
  Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Because none of the proposals to be considered at the meeting requires the affirmative vote of a specified number of outstanding shares (they require only a plurality or a majority of the
  shares   voted),  neither   the   non-voting   of  shares   nor
  abstentions on a specific proposal will affect the determination of whether such proposal will be approved.

     The Board of Directors knows of no matters, other than those reported below, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     The cost of this solicitation of proxies will be borne by the Company.

                       ELECTION OF DIRECTORS

  Nominees

     Nine directors are to be elected at the meeting, each to hold office for a term of one year and until his or her successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of the persons identified below, each of whom is now a director. The
  Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If, for any reason, one or more of such persons is unable to serve, it is the intention of the persons named in the accompanying form of proxy to nominate such other person(s) as director as they may in their discretion determine, in which event the shares will be voted for such other person(s).

     The names, ages and principal occupations of the nominees and other directorships held by them are set forth below. Unless otherwise indicated in the following table, the principal occupation of each nominee has been the same for the last five years.

                            Director
        Name          Age     Since       Principal Occupation

  Joseph A. Ades*     33      1993      Partner,  ABI  Management
                                        Partners (real estate and
                                        equity          portfolio
                                        management            and
                                        investment).

  Jackson A. Baker    56      1993      President and  CEO of the
                                        Company.    Mr. Baker has
                                        been  President  and  CEO
                                        since January 1993.  From
                                        January 1990  to December
                                        1992,   he    was   self-
                                        e m p l o y e d   a s   a
                                        transportation
                                        consultant.          From
                                        February 1987          to
                                        December   1989,  he  was
                                        President and COO of Sea-
                                        Land     Service,    Inc.
                                        (containerized   shipping
                                        firm).

  Eric C. Jackson     50      1993      Chief  Executive Officer,
                                        Great   Basin   Southwest
                                        Trucks,  Inc.  (group  of
                                        truck dealerships).

  Fernando Montero    48      1993      President,      Hanseatic
                                        Corporation    (financial
                                        and  investment  advisory
                                        services).

  Edwin H. Morgens    53      1991      Chairman,        Morgens,
                                        Waterfall,   Vintiadis  &
                                        Company,  Inc. (financial
                                        services           firm).
                                        Mr. Morgens is a director
                                        of  Sheffield Exploration
                                        Company.      Mr. Morgens
                                        also serves  as  Chairman
                                        of   the  Board   of  the
                                        Company.

  Thomas J.
    Noonan, Jr.       55      1990      Executive  Vice President
                                        and    Chief    Financial
                                        Officer,         Herman s
                                        Sporting Goods, from July
                                        1994  to  present.   From
                                        February  1993   to  June
                                        1994,  he was  a Managing
                                        Director     and    Chief
                                        Executive    Officer   of
                                        TFGII,    a    management
                                        consulting  firm.    From
                                        March  1990   to  January
                                        1993,   Mr.   Noonan  was
                                        Executive  Vice President
                                        of  the  Company.    From
                                        April 1989 to March 1990,
                                        he  was  a consultant  to
                                        the  Company.   From June
                                        1987  to  March 1989,  he
                                        was  a   consultant   for
                                        Pilot  Freight  Carriers,
                                        Inc.,     a    less-than-
                                        truckload  carrier  which
                                        filed  for  bankruptcy in
                                        April 1987 ("Pilot").

  A. Torrey Reade     43      1991      President,        Neptune
                                        Management  Company, Inc.
                                        (investment    management.
                                        firm)

  James L. Shelnutt   64      1993      Managing   Director,  The
                                        Taggart/Fasola      Group
                                        (turnaround  consultants)
                                        since January 1993.  From
                                        November 1990  to January
                                        1993,  Mr.  Shelnutt  was

                                        Chief  Operating  Officer
                                        of the Company.   He  was
                                        also  President   of  the
                                        Company from  April  1990
                                        through   January   1993.
                                        From   April    1989   to
                                        November  1989, he  was a
                                        consultant     to     the
                                        Company.    From December
                                        1988 to  September  1989,
                                        he  was  Vice  President-
                                        Operations for Pilot.

  Jeffrey B. Stone*   39      1991      President,      Ironhorse
                                        Ventures,            Inc.
                                        (investment  banking  and
                                        consulting   firm)  since
                                        November 1992.       From
                                        January      1990      to
                                        October 1992,   Mr. Stone
                                        was  a  Managing Director
                                        of Anacostia and  Pacific
                                        Company, Inc. (investment
                                        banking   and  consulting
                                        f i r m ) .       F r o m
                                        December 1985  to January
                                        1990,   Mr.   Stone  held
                                        various   positions  with
                                        Wertheim Schroder  & Co.,
                                        Inc.  (investment banking
                                        and brokerage firm).

  __________

     * Mr. Ades and Mr. Stone are brothers-in-law.

  Meetings and Committees

     During 1994, the Board of Directors of the Company held four meetings. The Board of Directors had an Audit Committee, a Compensation Committee and an Incentive Compensation Committee during 1994. The Audit Committee, which currently consists of Ms. Reade, Mr. Noonan and Mr. Montero recommends the appointment of the Company's auditors and meets with the auditors to discuss accounting matters and internal controls. The Audit Committee met once during 1994. The Compensation Committee, which currently consists of Messrs. Morgens, Baker, Ades and Jackson, sets and reviews the compensation of executive officers. The Compensation Committee met once during 1994. The Incentive Compensation Committee was appointed to administer the Company's 1994 Stock Option and Incentive Plan. The members of the Incentive Compensation
  Committee are Messrs. Morgens, Ades and Jackson. The Incentive Compensation Committee met once in 1994.

     In February 1994, the Board of Directors appointed a Nominating Committee consisting of Messrs. Morgens, Baker and Stone. The Nominating Committee, which recommends to the full Board persons for nomination as directors, met once during 1994.

     No director attended fewer than 75% of the aggregate of the total number of meetings held in 1994 by the Board of Directors and its committees.


  Section 16(a) Reporting

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of Common Stock, to file reports of ownership with the Securities and Exchange Commission and
  NASDAQ. Officers, directors and greater than ten-percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during 1994, all filing requirements applicable to its officers, directors, and greater than ten-percent shareholders were complied with, except that Mr. Davis filed a late Form 4 that was due in June 1994 reporting a purchase and Messrs. Usher and Davis each filed a late Form 5 that was due in February 1995 reporting option grants in December 1994.

                     PROPOSAL TO ADOPT RESTATED
                     ARTICLES OF INCORPORATION

      The Board of Directors has adopted, subject to shareholder approval, Restated Articles of Incorporation (the "Restated Articles") and recommends that you vote for the proposal to approve the Restated Articles. If the proposal to adopt the Restated Articles is approved by the shareholders, the
  Restated  Articles  will  become  effective  at  the  time  the
  Company files Articles of Restatement with the Office of the Indiana Secretary of State. It is anticipated that such action will occur on June 5, 1995.

      The substance and effect of certain provisions of the Restated Articles are described below and the complete text of the proposed Restated Articles is set forth in Exhibit "A" to this Proxy Statement. The following discussions are qualified in their entirety by reference to the text of the proposed Restated Articles.


  Changing the Company's Name

      The Restated Articles would change the Company's name from "Intrenet, Inc." to "Roadrunner Enterprises, Inc." The Board of Directors believes that the new name will have several positive effects. First, the new name will more closely identify the Company with two of its motor carrier subsidiaries, Roadrunner Trucking, Inc. and Roadrunner Distribution Services, Inc. Second, the new name will provide a distinctive and promotable identity for the activities of the Company and its subsidiaries. Finally, the new name will eliminate continuing confusion in the investing public between the Company and the "Internet" computer network.


  Amendments Affecting Capitalization

      The Restated Articles reflect certain changes to the Company's capitalization. The Restated Articles provide for authorized capital stock for the Company consisting of
  25,000,000  shares of  Common  Stock,  without par  value,  and
  10,000,000 shares of Preferred Stock, without par value. The Company's current Articles of Incorporation (the "Current Articles") authorize 20,000,000 shares of Common Stock, without par value.

      The Restated Articles would increase the amount of authorized shares of Common Stock by 5,000,000. At March 31, 1995 the Company had 13,162,178 shares of Common Stock outstanding. This number reflects the issuance of 3,636,352 shares of Common Stock as a result of the conversion of $6 million principal amount of the 7% Convertible Subordinated Debentures of the Company. At March 31, 1995 there were warrants or options outstanding to purchase an additional
  1,067,750 shares  of  Common Stock.    At  the same  date,  the
  Company had reserved 752,250 shares of Common Stock for issuance under the Company's 1993 Stock Option and Incentive Plan.

      The additional authorized shares of Common Stock would be available for general corporate purposes, including additional stock option grants, dividends or splits, mergers and acquisitions and public or private offerings of securities. Except as required in connection with the transaction that would otherwise require shareholder approval, such as a merger, no further approval would be required for future issuances of Common Stock. Although the current number of authorized shares of Common Stock is sufficient to permit the Company to issue all of its existing or expected obligations as described above, the Board of Directors believes that the authorization of an additional 5,000,000 shares will provide greater flexibility in structuring mergers, acquisitions, capital raising transactions and employee benefit plans. The Company has no present plans to issue any of the additional authorized shares of Common Stock.

      The Restated Articles authorize a class of Preferred Stock not authorized under the Current Articles. Under the Restated Articles, Preferred Stock could be issued in one or more series upon adoption by the Board of Directors of an amendment to the Restated Articles, without any further actions by the shareholders. The Restated Articles give the Board of Directors the authority to determine the designation, rights, preferences, privileges and restrictions, including voting rights, conversion rights, right to receive dividends, right to assets upon any liquidation, and other relative benefits, restrictions and limitations of any series of Preferred Stock. The Board of Directors will also determine whether such Preferred Stock will be convertible into other securities of the Company, including Common Stock. Accordingly, the issuance of Preferred Stock, while promoting flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting rights of the holders of, or the market price of, Common Stock. The holders of Preferred Stock also have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of Preferred Stock pursuant to the Indiana Business Corporation Law. The Company has no present plans to issue Preferred Stock.

      The Restated Articles also reduce the proportion of directors required to approve the issuance of authorized Common Stock or Preferred Stock. The Current Articles require that two-thirds (2/3) of the Company's directors must approve the issuance of any shares. The Restated Articles require approval of a majority of directors prior to issuance of any shares.

  Provisions Affecting the Size of the Board of Directors

      The Restated Articles  provide that the number of directors
  of the  Company shall be fixed  by the Company's By-Laws.   The
  Current Articles set the number of directors of the Company at nine (9).

  Provisions   Affecting  the   Call  of   Special  Meetings   by
  Shareholders

      The Restated Articles provide that special meetings of shareholders must be called upon written demand by holders of shares representing at least fifty percent (50%) of all votes entitled to be cast on the issue proposed for consideration at the special meeting. The Current Articles allow holders of shares representing at least twenty five percent (25%) of all votes entitled to be cast to call a special meeting of shareholders.

  Antitakeover Effect

      The overall effect of certain provisions of the Restated Articles, including the increase in authorized shares of Common Stock, the creation of the new class of Preferred Stock, and the increase in number of shares needed to call a special meeting of shareholders, may be to render more difficult or to discourage a merger, tender offer or proxy contest, the assumption of control of the Company by a holder of a large block of the Company's stock or other person, or the removal of incumbent management, even if such actions may be beneficial to the Company's shareholders generally.


                      APPOINTMENT OF AUDITORS

      The appointment of Arthur Andersen LLP as auditors for the Company during 1995 is recommended by the Audit Committee of the Board of Directors and will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event that the votes cast against the proposal exceed those cast in favor, the selection of auditors will be made by the Board of Directors. A representative of Arthur Andersen LLP is expected to be present at the meeting and will be given an opportunity to make a statement if he desires and to respond to appropriate questions.

          COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS


  Summary Compensation Table

      The following table sets forth the cash and non-cash compensation for each of the last three years awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company. The Company had no other executive officers serving at December 31, 1994.

                                                      Long Term
                                                      Compensati
                                Annual Compensation       on

                                                        Number       All Other
   Name and Principal                                     of         Compensa-
        Position         Year    Salary   Bonus (1)    Options       tion (1)
  Jackson A. Baker     1994      $300,000         $0      0      $ 950
     President and     1993       276,923          0200,000        435
  Chief Executive      1992             0          0      0          0
  Officer

  James V.  Davis      1994      $200,000    $20,833 12,000      $ 750
     Executive Vice    1993        76,923          0100,000        435
  President            1992             0          0      0          0

  Jonathan G.  Usher   1994      $146,428    $40,000 12,000      $ 600
     Vice President -  1993       140,000     35,000      0        435
  Finance and Chief    1992       145,385          0 45,000        435
      Financial
  Officer

  (1)  Represents   premiums  paid   for   life  and   disability
       insurance coverage, and matching contributions by the Company under the Intrenet Employee Retirement Savings
       Plan (401(k) Plan).


  Director Compensation

     Each non-officer director is paid a fee of $2,000 per quarter and an attendance fee of $750 for each meeting of the Board, and $500 for each other committee meeting attended.

  Employment Contracts and Change in Control Arrangements

     As of the date of this Proxy Statement, the Company has employment agreements in effect with each of its executive officers.

     The employment agreement with the Company's President and CEO, Jackson A. Baker, became effective on January 19, 1993, and is for a term through December 31, 1995. The agreement provides for an annual base salary of $300,000. The agreement may be terminated by the Company's Board of Directors with or without "cause". If the Company terminates the agreement without cause, the agreement provides for a severance payment of $75,000. If such termination occurs within 90 days after a "change in control", the severance payment increases to $300,000. If the Company terminates the agreement with cause or if Mr. Baker terminates the agreement, dies or becomes disabled, then there is no severance payment. On January 19, 1993, the Company also granted Mr. Baker non-qualified options to purchase 200,000 shares of Common Stock at $1.50 per share through December 31, 1997. The options have vested or will vest as follows: 66,666 - July 1, 1993; 66,667 - July 1,
  1994; and 66,667 - July 1, 1995. If Mr. Baker is not a full-time employee of the Company on the vesting date, the options lapse.

     The employment agreement with the Company's Executive Vice President, James V. Davis, became effective on August 2, 1993 and is for a term through June 30, 1996. The agreement provides for an annual base salary of $200,000. The agreement may be terminated by the Board of Directors with or without "cause." If the Company terminates the agreement without cause, the agreement provides for a severance payment of $200,000. If the Company terminates the agreement with cause or if Mr. Davis dies, becomes disabled or terminates the agreement at any time other than within 90 days after a "change in control," there is no severance payment. If Mr. Davis terminates the agreement within 90 days after a change in control, Mr. Davis is entitled to a severance payment equal to the greater of $200,000 or the total compensation, including bonus, paid to him for the preceding year. On August 2, 1993, the Company issued Mr. Davis incentive stock options under the Company's 1993 Stock Option and Incentive Plan to purchase 100,000 shares of Common Stock at $2.75 per share through June 30, 1998. All of such options vested on or prior to January 1, 1995.

     The employment agreement with the Company's Vice President - Finance and Chief Financial Officer, Jonathan G. Usher, dated March 1, 1994, has a term through February 28, 1996. The agreement provides for an annual base salary of $145,000. The agreement may be terminated by the Company or Mr. Usher either with or without "cause," as defined in the agreement. If the Company terminates the agreement without cause or if Mr. Usher terminates the agreement with cause, the agreement provides for a severance payment of $145,000. The definition of cause that would entitle Mr. Usher to such severance payment includes, but is not limited to, a change in control of the Company. If the Company terminates the agreement with cause or if Mr. Usher terminates the agreement without cause, dies or becomes disabled, there is no severance payment.


  Option Plans

     On August 15, 1992, the Board of Directors adopted the Company's 1992 Non-qualified Stock Option Plan (the "1992 Plan"). The 1992 Plan authorized the Board of Directors to grant options to purchase up to 590,000 shares of Common Stock. Recipients of the options may be employees of the Company or its affiliates and certain independent contractors providing services under agreements. During 1992, the Board granted options to purchase 590,000 shares at prices of either $1.50 (market value on the date of grant) or, in the case of three executive officers, $1.00 per share. No further options may be granted under the 1992 Plan. At December 31, 1994, there were a total of 460,000 options outstanding under the 1992 Plan.

     On April 6, 1993, the Board of Directors adopted the Company's 1993 Stock Option and Incentive Plan (the "1993 Plan"). The 1993 Plan was approved by shareholders on May 19, 1993. The 1993 Plan authorizes the Incentive Compensation Committee of the Board of Directors to make awards of non-qualified and incentive stock options and restricted stock to officers or key employees of the Company and its subsidiaries. The total number of shares of Common Stock available for awards is 1,000,000, subject to antidilution adjustments. The 1993 Plan will terminate no later than April 6, 2003. Through December 31, 1994, the Incentive Compensation Committee had granted options to purchase a total of 254,750 shares, of which 245,750 were outstanding at such date.

  Option Grants

     Shown below is further information on grants of stock options during the year ended December 31, 1994, to the persons named in the Summary Compensation Table.











































































































































                          % of
                         Total
                        Options
                                                           Potential RealizableGranted
                                                             Value at AssumedtoExerciMarket
                                                              Annual Rates ofEmployesePrice
                                                                Stock Pricees inPriceon
                                                               AppreciationOptionsFiscal(perDate ofExpiration
                                                            for Option Term (1)NameGrantedYearshare)GrantDate










                                                             5% ($)    10% ($)
    James V.      5,000  4.71%   $3.625  $3.625  03/14/04  $11,398.72 $28,886.58
    Davis         7,000           3.875   3.875  12/14/04  $17,058.77 $43,230.26


    Jonathan      5,000  4.71%   $3.625  $3.625  03/14/04  $11,398.72 $28,886.58
    G.  Usher     7,000           3.875   3.875  12/14/04  $17,058.77 $43,230.26

  (1) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock conditions. The values reflected in the table may not necessarily be achieved.


  Option Exercises and Company's Year-End Values

     Shown below is information with respect to the unexercised options to purchase the Company's Common Stock granted in 1994 and prior years to the persons named in the Summary Compensation Table and held by them at December 31, 1994. None of such persons exercised any stock options during 1994.



                                 Number of                 Value of
                                Unexercised         Unexercised
                              Options Held At         In-The-Money Options At
            Name             December 31, 1994         December 31, 1994 (1)
                                                     Exercisable Unexercisable

  Jackson A. Baker            200,000 (2)            $399,999      $  200,001
  James V. Davis              112,000 (3)            $116,667      $   67,083
  Jonathan G. Usher            57,000                $157,500      $    8,750

  __________

  (1) Based on the closing price of the Company's Common Stock as reported by NASDAQ for that date.

  (2) 133,333 of such options were exercisable at December 31, 1994.

  (3) 66,667 of such options were exercisable at December 31, 1994, and an additional 33,333 of such options became exercisable on January 1, 1995.


  Compensation Committee Interlocks and Insider Participation  in
  Compensation Decisions

     During  1994,  the  Compensation   Committee  consisted   of
  directors  Morgens, Baker,  Ades  and  Jackson.   None  of  the
  committee  members are  involved  in a  relationship  requiring disclosure as  an  interlocking executive  officer/director  or under Item 404 of  Regulations S-K or  as a  former officer  or employee of the Company.


  Compensation Committee Report on Executive Compensation

     General.  The Compensation Committee decides, or  recommends to the Board for its  decision, all matters of  policy relating
  to  compensation  of executive  management.    The Compensation
  Committee  consists  of  Messrs.  Morgens,  Baker,  Ades,   and
  Jackson.  The Incentive Compensation  Committee approves grants of stock and  options to purchase  stock under  the 1993  Stock
  Option  and   Incentive  Plan.    The   Incentive  Compensation
  Committee is composed of Messrs. Morgens, Ades and Jackson.






     Compensation programs  for the Company's executive  officers are  designed to  attract, retain  and  motivate employees  who
  will  contribute   to  achievement   of  corporate  goals   and
  objectives.    Elements   of  executive  compensation   include
  salaries, bonuses, and awards of stock and options to  purchase stock, with the  last two being variable in making its decision
  or  recommendations.    The  Incentive  Compensation  Committee
  takes   into  account   factors   relevant  to   the   specific
  compensation    component    being     considered,    including
  compensation  paid   by   other   business   organizations   of
  comparable size  and complexity, the  generation of income  and cash flow by the business, the  attainment of annual individual
  and  business   objectives  and  an   assessment  of   business
  performance against peer  groups of companies in  the Company's industries.

     During  1994, the  Incentive Compensation  Committee granted options  to purchase  12,000  shares  of the  Company's  Common
  Stock  to two of  the Company's  executive officers,  Mr. Davis
  and Mr. Usher.   The options  were granted at  the market price
  on the date of  grant and have an exercise period of ten years.
  The options granted to each  executive officer represented less than 5%  of the total  options granted to  all employees during
  1994.     The  Incentive  Compensation  Committee   expects  to
  continue  to consider  grants of  stock and  options  under the
  1993 Stock  Option and  Incentive Plan  on an  annual basis  to executive  officers  in order  to  link  executive compensation more  directly to increases  in value  in the  Company's Common
  Stock.

     CEO Compensation.  In late 1992, the Company began a  search
  for  a new  chief  executive officer.    In December 1992,  the
  Board of  Directors approved the employment of Jackson A. Baker as  President and CEO to become effective at such time that the
  Company completed  its recapitalization.   The recapitalization
  became   effective   on   January 19,   1993.       Mr. Baker's
  compensation is  described elsewhere herein.   The Compensation
  Committee was not asked to  determine Mr. Baker's compensation;
  instead,  the terms  were  negotiated  by the  Board's  Finance
  Committee at the  time and submitted  to the  entire Board  for
  approval.   The  terms  of Mr.  Baker s  compensation were  not
  altered during  1994.  In  general, the  factors considered  by both the Finance Committee  and the Board of Directors included the Company's clear  need to select a qualified  successor, Mr.
  Baker's  experience   as  a  chief   operating  officer  of   a
  transportation firm  and  transportation  consultant,  and  the support for  Mr. Baker indicated  by prospective investors  who
  subsequently     participated      in     the      January 1993
  recapitalization.  Neither the Finance  Committee nor the Board
  of  Directors   based  their  actions   concerning  Mr. Baker's
  employment on the Company's prior performance.

                                   The Compensation Committee






                                   Edwin H. Morgens
                                   Jackson A. Baker
                                   Eric C. Jackson






                   COMPARATIVE STOCK PERFORMANCE

     The graph  below compares  the cumulative  total shareholder
  return on  the Common Stock   for  the last  four years with  a
  cumulative  total return on the NASDAQ  Stock Market (US) Index
  (the   "NASDAQ    Index")   and   the   NASDAQ   Trucking   and
  Transportation  Stock  Index (the  "Trucking  Index") over  the same period assuming the  investment of  $100 in the  Company's
  Common  Stock,  the  NASDAQ Index  and  the  Trucking  Index on
  May 9, 1991, the  date on which the Common Stock  began trading on NASDAQ.  The Company believes that  comparisons with earlier periods would not be meaningful.  The shareholder return  shown
  on  the   graph  is  not   necessarily  indicative   of  future
  performance.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
         INTRENET, INC., THE NASDAQ STOCK MARKET (US) INDEX
       AND THE NASDAQ TRUCKING AND TRANSPORTATION STOCK INDEX

                         5/9/9  12/31/  12/31/  12/31/9  12/31/
                              1      91      92       3      94

              Intrenet     100.00  130.00    90.00  345.00  360.00
              NASDAQ       100.00  120.00   140.00  160.00  159.32
              Index

              Trucking     100.00  110.00   140.00  160.00  155.21
            Index



                     [PERFORMANCE GRAPH APPEARS HERE]






          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The  following table  sets  forth  the number  of  shares of
  Common  Stock owned  by any person  (including any group) known by management  to beneficially own  more than 5%  of the Common
  Stock as of  March 31, 1995.   Unless indicated otherwise  in a
  footnote, each  individual or group  possesses sole voting  and investment  power  with  respect to  the  shares  indicated  as beneficially owned.


                                      Number of Shares         Percent
       Name and Address of              Beneficially             of
        Beneficial Owner                    Owned               Class

  Morgens, Waterfall, Vintiadis &
       Company, Inc. (1)                 2,903,735              22.06%
  610 Fifth Avenue
  New York, NY  10020

  Hanseatic Corporation and
       Wolfgang Traber (2)               2,753,923              20.92%
  450 Park Avenue
  Suite 2302
  New York, NY   10022

  Allen Value Partners, L.P., et al. (3) 2,196,218              16.69%
  711 Fifth Avenue
  New York, NY  10022

  Brookhaven Capital
    Management Co., Ltd.  (4)              707,223               5.37%
  3000 Sandhill Road, Building 4,
    Suite 130
  Menlo Park, CA 94025

  __________

  (1) The source of the information relating to this group of shareholders is Amendment No. 2 to a statement filed with the Securities and Exchange Commission by such group and dated January 19, 1993. Other members of the group are:
       Phoenix Partners, Betje Partners, Phaeton International N.V., Morgens, Waterfall, Vintiadis Investments N.C., Restart Partners, L.P., Restart Partners II, L.P.,
       Morgens, Waterfall Vintiadis & Co., Inc. Employees' Profit Sharing Plan, Morgens Waterfall Income Partners, Edwin H. Morgens and Bruce Waterfall. Mr. Morgens is a director of the Company. Each member of the group has disclaimed beneficial ownership of the securities owned by other members of the group.

  (2) The source of the information relating to this group of shareholders is a statement filed with the Securities and Exchange Commission by such group and dated January 19, 1993. Fernando Montero, President of Hanseatic Corporation, is a director of the Company. Mr. Traber and management officials of Hanseatic Corporation share beneficial ownership of the securities owned by the group.

  (3) The source of the information relating to this group of shareholders is a statement filed with the Securities and Exchange Commission by such group and dated January 19, 1993. Other members of the group are Allen Value Limited and Allen Holding, Inc. Allen Holding, Inc. has disclaimed beneficial ownership of the securities owned by other members except as to Allen Holding, Inc.'s equity interest and profit participation in such entities.

  (4) The source of the information relating to this group of shareholders is a statement filed with the Securities and Exchange Commission by such group and dated January 25, 1991. Other members of the group are: Neptune II Investors Limited, Neptune Partners - 1989A, L.P., Neptune 1989 Investors Limited, Neptune 1989C Offshore Investors Limited, Francisco A. Garcia and A. Torrey Reade. Ms. Reade is a director of the Company. Certain members of the group have disclaimed beneficial ownership of Common Stock owned by other members of the group.

                  SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned by all directors, each of the persons named in the Summary Compensation Table and directors and executive officers as a group as of March 31, 1995. Unless indicated otherwise in a footnote, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                           Number of Shares       Percent
       Name of                       Beneficially                    of
   Beneficial Owner                     Owned                      Class

  Joseph A. Ades                       458,181  (1)                  3.48%
  Jackson A. Baker                     451,005  (2)                  3.39%

  James V. Davis                       110,500  (3)                  *
  Eric C. Jackson                      322,673  (4)                  2.45%
  Fernando Montero                   2,753,923  (5)                 20.71%

  Edwin H. Morgens                   2,903,735  (6)                 22.06%
  Thomas J. Noonan, Jr.                 76,000  (7)                  *

  A. Torrey Reade                      626,884  (8)                  4.76%
  James L. Shelnutt                     90,000                       *
  Jeffrey B. Stone                     214,255  (9)                  1.83%

  Jonathan G. Usher                     76,500  (10)                 *

  All directors and executive
  officers                           8,083,656  (11)                61.42%
  as a group (11 persons)

  __________

     * Less than one percent.

  (1) Includes 305,454 shares owned by affiliates of Mr. Ades as to which Mr. Ades shares voting and investment power with other persons.

  (2) Includes 133,333 shares that may be purchased pursuant to stock options that are exercisable within 60 days.

  (3) Includes 105,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days.

  (4) Represents shares owned of record by an affiliate of Mr. Jackson with whom he shares voting and investment power.

  (5) Represents shares owned of record by Hanseatic Corporation of which Mr. Montero is President. Mr. Montero shares voting and investment power with other management officials of Hanseatic Corporation and Wolfgang Traber.

  (6) Represents shares owned of record by various entities who may be deemed affiliates of Mr. Morgens. Mr. Morgens has disclaimed beneficial ownership of such securities.

  (7) Includes 75,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days.

  (8)  Represents  shares owned  of  record  by various  entities
       affiliated  with  Ms. Reade.    Ms. Reade  has  disclaimed
       beneficial ownership of such securities.

  (9) Includes 25,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days.

  (10) Includes 45,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days.

  (11) Includes 383,333 shares that may be purchased pursuant to stock options that are exercisable within 60 days.



           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Great Basin Southwest Trucks, Inc. ("Great Basin"), a Salt Lake City-based truck dealership, is an affiliate of director Eric C. Jackson. In 1994, Great Basin sold approximately 150 tractors to unaffiliated leasing companies who in turn leased the tractors to the Company's subsidiaries. The tractors had an aggregate fair market value of approximately $10.7 million. As selling dealer, Great Basin was paid a commission by the lessors equal to approximately 2% of the fair market value of the tractors. During 1995, the Company expects to lease an additional 370 tractors that will be sold by Great Basin to unaffiliated lessors. Such tractors will have an aggregate fair market value of approximately $27.1 million. The lessors will pay Great Basin a commission of approximately 2%. The terms of the leases entered into with such leasing companies are the result of arm's-length negotiations between the
  Company and the lessors. The Company believes that the involvement of Great Basin as selling dealer has not resulted and will not result in lease terms that are less favorable to the Company than would otherwise be available to it. The Company also purchases maintenance parts and services from

  Great Basis from time to time. Total payments to Great Basin in 1994 for these services were $304,000.



           SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 1995 Annual Meeting of Shareholders is December 31, 1995.



                     ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for 1994 as filed with the Securities and Exchange Commission, including financial statements, but excluding exhibits, may be obtained without charge upon request to Jonathan G. Usher, Intrenet, Inc., 400 Technecenter Drive, Suite 200, Milford, Ohio 45150, (513) 576-6666.



                     INCORPORATION BY REFERENCE

     The following information has been incorporated by reference into this proxy statement: The audited financial statements of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report to Shareholders, which was mailed concurrently herewith. You are encouraged to review the financial information contained in the Annual Report before voting on the proposal to adopt the Restated Articles.

     To the extent this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securitis Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled Compensation Committee Report
  on Executive Compensation  and   Comparative Stock Performance
  shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

                              APPENDIX

                             PROXY CARD

                           INTRENET, INC.
   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 2,
  1995
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned holder(s) of shares of Common Stock of Intrenet, Inc. (the "Company") hereby appoints Jackson A. Baker, James V. Davis, and Jonathan G. Usher, and each of them, the Proxies of the undersigned, with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at 270 Park Avenue, Third Floor Auditorium, New York, New York, on Friday, June 2, 1995, at 11:00 a.m., New York City time, and any adjournment or adjournments thereof, and to vote all of the shares of Common Stock that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof:

  1. To elect nine directors to serve for terms of one year each:

     Nominees:                       Joseph A.  Ades, Jackson  A.
                                     Baker,   Eric  C.   Jackson,
                                     Fernando  Montero,  Edwin H.
                                     Morgens,  Thomas J.  Noonan,
                                     Jr., A. Torrey  Reade, James
                                     L.   Shelnutt,   Jeffrey  B.
                                     Stone
      __
     [__]  Vote for all nominees listed above
      __
     [__]  Vote withheld for all nominees listed above
      __
     [__]  Vote for all nominees listed above except
        ____________________________________________

  2.   To adopt  the Restated  Articles of  Incorporation in  the form included in the Proxy Statement:
      __
     [__]  FOR
      __
     [__] AGAINST
      __
     [__] ABSTAIN

  3.   To  ratify  the  selection  of   Arthur  Andersen  LLP  as
       independent auditors  of the Company  for the 1995  fiscal year:
      __
     [__]  FOR

      __
     [__] AGAINST
      __
     [__] ABSTAIN

  4. In their discretion, the Proxies are authorized to vote upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN ITEM NO.1 AS DIRECTORS OF THE COMPANY AND "FOR" PROPOSAL NO. 2 AND PROPOSAL NO. 3. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF OF IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

     (THIS PROXY CONTINUES AND MUST BE SIGNED AND DATED ON THE
  REVERSE SIDE)

     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, the Proxy Statement furnished therewith, and the Annual Report of the Company for the fiscal year ended December 31, 1994. Any proxy heretofore given to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

  Date________________________
  __________________________


  __________________________



             The signature must agree with the name on your stock certificate.

                                          N    O    T    E    :
     Please fill in, sign and return this proxy in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If signer is a corporation, please sign the full corporate name by authorized officer. Joint owners should each sign individually. (Please note any change of address on this proxy.)








   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           INTRENET, INC.